Exhibit 99.1

PORTOLA PACKAGING REPORTS FOURTH QUARTER AND FY 2004 RESULTS

     SAN JOSE, CA—November 3, 2004 — Portola Packaging, Inc. today reported results for its fourth quarter and fiscal year ended August 31, 2004. Sales for the fourth quarter were $66.2 million compared to $58.5 million for the same quarter of the prior year, an increase of 13.2%. For fiscal year 2004, sales were $242.5 million compared to $215.3 million for fiscal year 2003, an increase of 12.6%. Portola had operating income of $0.9 million for the fourth quarter of fiscal year 2004, compared to operating income of $6.6 million for the fourth quarter of fiscal year 2003. For the full fiscal year 2004, the Company had an operating loss of $1.3 million compared to operating income of $13.1 million for fiscal year 2003. Portola reported a net loss of $4.4 million for the fourth quarter of fiscal year 2004 compared to net income of $0.7 million for the same period of fiscal year 2003, and a net loss of $20.6 million for the full fiscal year 2004 compared to a net loss of $1.7 million for the fiscal year 2003.

     The increase in net loss was attributable to intense competitive pricing pressures in the US and the UK markets, delays in passing through resin price increases to customers under applicable sales contracts provisions and other one-time costs referenced in the detailed financial results schedule below.

     During the fourth quarter of fiscal 2004, the Company closed on the sale of its manufacturing facility in San Jose, California at a net sales price of $3.2 million and recognized a gain of $0.6 million.

     The Company’s results for the fourth quarter and full fiscal year 2003 do not include the results of Tech Industries, Incorporated which was acquired by the Company in the first quarter of fiscal 2004.

     EBITDA(a), (c) decreased $6.1 million to $4.8 million in the fourth quarter of fiscal year 2004 compared to $10.9 million in the fourth quarter of fiscal year 2003, and decreased $14.5 million to $17.1 million for the full fiscal year 2004 compared to $31.6 million for fiscal year 2003. Adjusted EBITDA(b), (c), which excludes the effect of restructuring charges, (gains) losses on sale of assets, asset impairment charge, loss on warrant redemption, one-time relocation costs, one-time Tech facility refurbishment costs and warrant interest (income) expense, decreased to $6.2 million in the fourth quarter of fiscal 2004 compared to $11.3 million in the fourth quarter of fiscal 2003 and decreased to $24.6 million for the full fiscal year 2004 from $32.3 million for fiscal year 2003.

CONFERENCE CALL:

     Portola Packaging, Inc. executives will hold a conference call to discuss the fourth quarter and fiscal year 2004 results. The conference call is scheduled for November 4, 2004 at 10:00 A.M. Pacific Standard Time. The United States Dial-In Number is 888-273-9889. The International Dial-In Number is 612-332-1025. This press release and any additional financial and operating information, if any, will be available under the “in the news” section on the Company’s web site at www.portpack.com.

ABOUT PORTOLA PACKAGING, INC:

     Portola Packaging is a leading designer, manufacturer and marketer of tamper evident plastic closures used in dairy, fruit juice, bottled water, sports drinks, institutional food products and other non-carbonated beverage products. The Company also produces a wide variety of plastic bottles for use in the dairy, water and juice industries, including various high density bottles, as well as five-gallon polycarbonate water bottles. In addition, the Company designs, manufactures and markets capping equipment for use in high speed bottling, filling and packaging production lines. The Company is also engaged in the manufacture and sale of tooling and molds used in the blow molding industry. For more information about Portola Packaging, visit the Company’s web site at www.portpack.com.

ABOUT PORTOLA TECH INTERNATIONAL:

     Portola Tech International (“PTI”) is a leading manufacturer and marketer of plastic packaging components to the cosmetic, fragrance and toiletries industry. PTI’s capabilities include injection and compression molding, thermal and ultraviolet metallizing, ultraviolet one coat spray technologies, silk screening, hot stamping, lining and multiple component assembly. In addition to offering the largest stock line of closures in the industry, with over 450 styles and sizes, PTI has a complementary line of heavy wall PETG and polypropylene jars. For more information about PTI, visit PTI’s web site at www.techindustries.com.

FOR ADDITIONAL INFORMATION CONTACT:

Jack L. Watts	Portola Packaging, Inc.
Chairman and Chief Executive Officer	898A Faulstich Court
(408) 573-2345	San Jose, CA 95112
Web Site: www.portpack.com

James A. Taylor	Phone: (408) 573-2000
President and Chief Operating Officer	(800) 767-8652
(408) 573-2074	Fax: (408) 452-0122
Email: Info@mail.portpack.com

Michael T. Morefield
Senior Vice President and Chief Financial Officer
(630) 406-8440

PORTOLA PACKAGING, INC.
Financial Results
(in millions)

	Q4 04	YTD 04	Q4 03	YTD 03
Sales	$66.2	$242.5	$58.5	$215.3
Cost of sales	55.5	201.6	42.9	166.7

Gross profit	10.7	40.9	15.6	48.6
Gross profit % (d)	16.2%	16.9%	26.7%	22.6%
SG&A, R&D and amortization	9.5	38.4	9.0	35.1
Restructuring	0.3	3.8	—	0.4

Operating income (loss)	0.9	(1.3)	6.6	13.1
Amortization of debt financing costs	0.5	2.5	0.2	0.8
Foreign exchange (gain) loss	0.6	(1.0)	0.4	(0.3)
(Gain) loss on sale of assets	(0.5)	(1.6)	—	—
Asset impairment charge	1.1	1.1	—	—
Loss on warrant redemption	—	1.9	—	—
Other expense, net	3.8	15.2	3.1	12.2

(Loss) income before income taxes	(4.6)	(19.4)	2.9	0.4
Income tax (benefit) expense	(0.2)	1.2	2.2	2.1

Net (loss) income	(4.4)	(20.6)	0.7	(1.7)

Add:
Interest expense	4.2	15.8	3.1	12.5
Income tax (benefit) expense	(0.2)	1.2	2.2	2.1
Depreciation expense	4.4	17.0	4.5	17.0
Amortization of intangibles	0.3	1.2	0.2	0.9
Amortization of debt financing costs	0.5	2.5	0.2	0.8

EBITDA (a), (c)	4.8	17.1	10.9	31.6
EBITDA % (a), (c) (d)	7.3%	7.1%	18.6%	14.7%
Adjustments to EBITDA (b), (c):
Restructuring	0.3	3.8	—	0.4
(Gain) Loss on sale of assets	(0.5)	(1.6)	—	—
Asset impairment charge	1.1	1.1	—	—
Intangible asset charge	—	—	0.2	0.2
Loss on warrant redemption	—	1.9	—	—
One-time relocation costs	0.4	1.9	—	—
One-time Tech facility refurbishment costs	—	0.5	—	—
Other	0.1	(0.1)	0.2	0.1

Adjusted EBITDA (b), (c)	6.2	24.6	11.3	32.3
Adjusted EBITDA % (b), (c) (d)	9.4%	10.1%	19.3%	15.0%

	August 31, 2004	August 31, 2003
Current assets	$63.1	$49.2
Property, plant and equipment, net	78.7	66.0
Other assets	42.9	17.6

Total assets	184.7	132.8

Current liabilities	30.2	38.8
Revolver debt	19.4	6.6
Senior notes	180.0	110.0
Warrants	—	1.3
Other liabilities	1.5	2.2

Total liabilities	231.1	158.9
Other equity	4.9	4.6
Accumulated deficit	(51.3)	(30.7)

Total equity	(46.4)	(26.1)

Total liabilities and shareholders’ equity (deficit)	184.7	132.8

(a)	EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, interest expense (including amortization of debt issuance costs) and amortization of intangible assets.

(b)	Adjusted EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, net interest expense, amortization of debt issuance costs, amortization of intangible assets, impairment of intangible assets, restructuring costs, and gains and losses on sale of assets. Adjusted EBITDA for the fourth quarter and full fiscal year 2004 exclude restructuring charges of $0.3 and $3.8 related to the consolidation of U.S. manufacturing operations and reduction of personnel in our SG&A and R&D operations and also exclude as a separate component other loss of $0.4 million and $1.9 million of one-time relocation costs related to moving manufacturing operations from San Jose and Chino, California to Tolleson, Arizona, respectively and $1.1 million in both the fourth quarter and full fiscal year 2004 of asset impairment charge on the building in Sumter, South Carolina. Also excluded for the fourth quarter and full fiscal year are $0.5 and $1.6 gain on the sales of assets, primarily the result of selling our Chino and San Jose, California manufacturing facilities. In addition, the Company recognized a loss on the redemption of warrants of $1.9 million and one-time facility refurbishment expenses at Tech Industries of $0.5 million for the full fiscal 2004.

(c)	EBITDA and Adjusted EBITDA are not intended to represent and should not be considered more meaningful than, or an alternative to, net income (loss), cash flow or other measures of performance in accordance with generally accepted accounting principles. EBITDA and Adjusted EBITDA data are included because the Company understands that such information is used by certain investors as one measure of an issuer’s historical ability to service debt and because certain restrictive covenants in the Indenture are based on a term very similar to the Company’s Adjusted EBITDA.

(d)	Percentages are calculated as a percent of sales